UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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HEALTHCARE REALTY TRUST INCORPORATED
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3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

March 30, 2012

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2012 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 15, 2012, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

The following pages contain the formal notice of the annual meeting and the Company’s proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, the Company would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Company’s proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2012

TO OUR SHAREHOLDERS:

The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 15, 2012, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1)	To elect three nominees as Class 1 directors for three-year terms;

(2)	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2012 fiscal year;

(3)	To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its executive officers as disclosed pursuant to Item 402 of Regulation S-K; and

(4)	To transact any other business that properly comes before the meeting or any adjournment thereof.

Holders of the Company’s Common Stock of record at the close of business on March 15, 2012 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors

David R. Emery
Chairman and Chief Executive Officer

Dated: March 30, 2012

3310 West End Avenue. Suite 700

Nashville, Tennessee 37203

PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 15, 2012, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof (the “Annual Meeting”). This Proxy Statement and the Annual Report to Shareholders for the Year Ended 2011 are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2012 Annual Meeting of Shareholders. Distribution of the Notice of Internet Availability of Proxy Materials is scheduled to begin on or about March 30, 2012.

Under rules adopted by the Securities and Exchange Commission, the Company is now making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or if you requested a hard copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

The close of business on March 15, 2012 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $0.01 par value (the “Common Stock”), of which 77,949,111 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock.

Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 1 directors expires at the 2012 annual meeting. The Board of Directors proposes that the nominees described below, all of whom have been nominated by the Board of Directors upon the recommendation of the Company’s Corporate Governance Committee, be elected as Class 1 directors to serve until the annual meeting of shareholders in 2015 or until their successors have been elected and take office. Each nominee has consented to be a candidate and to serve, if elected.

The Company’s articles of incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee. According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company recently adopted a director resignation policy that is applicable to any director that does not receive a majority of votes cast “for” his or her election to the board in an uncontested election. This policy is described in greater detail on page 7 of this Proxy Statement.

Unless a proxy specifies otherwise or, with respect to shares held by a broker, results in a broker non-vote because of the failure to execute or return the proxy with instructions, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee of the Board.

Qualifications of Directors and Nominees to be Directors

As described in the table below, the Board of Directors is comprised of individuals from differing backgrounds and experiences. The Company believes that each of its directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Company also believes that the Board members work together well and utilize individual strengths and skills to effectively carry out the Board’s duties.

Class 1 Nominees

The nominees for election as Class 1 directors are:

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
Errol L. Biggs, Ph.D.	71	Dr. Biggs is Director of Graduate Programs in Health Administration at the University of Colorado. He also serves as President of Biggs & Associates, a healthcare consulting company located in Castle Rock, Colorado. Dr. Biggs’ experience has added to the Board’s knowledge of best practices in corporate governance, particularly in the healthcare industry. Additionally, his experience with healthcare consulting has provided the Board with insight regarding matters affecting the Company’s tenants and hospital relationships.	1993

Charles Raymond Fernandez, M.D.	68	Dr. Fernandez retired in August 2008 as Chief Executive Officer of the Piedmont Clinic in Atlanta, Georgia. As a medical doctor, Dr. Fernandez’s experience provides the Board with insight regarding matters of importance to the Company’s physician tenants. His experience in managing a large clinic of doctors provides particularly valuable insight regarding physician perspectives and hospital relationships.	1993

Bruce D. Sullivan, CPA	71	Mr. Sullivan retired in October 2001 as managing partner of the Nashville office of Ernst & Young LLP. Mr. Sullivan is a certified public accountant and also serves as a director of several small private companies and not-for-profit organizations. Mr. Sullivan’s financial expertise has added strength to the Board as an audit committee financial expert. Additionally, the experience he gained in public accounting has added depth of knowledge to the Board regarding matters of finance, accounting and risk oversight.	2004

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Continuing Directors

The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated or until their successors are elected and take office. Shareholders are not voting on the election of the Class 2 and Class 3 directors.

Class 2 - 2013

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
Edwin B. Morris III	72	Mr. Morris is Managing Director for Morris & Morse Company, Inc., a real estate advisory and investment firm in Boston, Massachusetts. Mr. Morris’ experience in real estate financing and investment is valued for the Board’s evaluation and oversight of the Company’s investment opportunities and strategies.	1993

John Knox Singleton	63	Mr. Singleton is President and Chief Executive Officer of Inova Health System headquartered in Falls Church, Virginia. He also serves as a director of Washington Mutual Investors Fund, JP Morgan Value Opportunities Fund and Virginia Tax Exempt Fund, each a mutual fund located in Washington, D.C. The experience Mr. Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large not-for-profit health systems, as well as general compensation practices and governance matters.	1993

Roger O. West	67	Mr. West served as the Company’s general counsel from 1994 until 2003. From 2003 until 2008, he served as the Company’s special counsel. From 1999 until 2006, Mr. West served as a director of 3333 Holding Corp., a NYSE company traded in tandem with Centex, Inc. and that served as the corporate general partner of Centex Development Company. Mr. West, an attorney and certified public accountant who meets the qualifications of an audit committee financial expert, enhances the Board’s understanding of corporate law and	2010

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
accounting and his experience as a former executive officer of the Company brings to the Board institutional knowledge regarding the Company’s long-held investments and tenant relationships.

Class 3 - 2014

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
David R. Emery	67	Mr. Emery serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. His understanding of the business of the Company and his leadership role since founding the Company in 1993 have enabled him to provide unique insight and leadership to the Board. His significant equity stake in the Company has also further aligned the Board with shareholder interests.	1993

Batey M. Gresham, Jr.	77	Mr. Gresham, retired, founded Gresham, Smith & Partners, an architectural firm based in Nashville, Tennessee. His experience in design, management and healthcare delivery has contributed to the Board’s understanding of facility development and hospital dynamics.	1993

Dan S. Wilford	71	Mr. Wilford retired in November 2002 as President and Chief Executive Officer of Memorial Hermann Healthcare System, a major hospital system in Houston, Texas. He serves as a director of LHC Group, Inc., a home healthcare provider headquartered in Lafayette, Louisiana. His experience gained from these roles and others has added value to the Board’s corporate governance oversight and added to its understanding of the healthcare industry and matters affecting the Company’s tenants and healthcare system relationships.	2002

Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

CORPORATE GOVERNANCE

Leadership Structure

Since the Company’s inception, Mr. Emery has served as the Chairman of the Board of Directors and the Company’s Chief Executive Officer. The Board of Directors believes that this structure is appropriate given Mr. Emery’s performance since founding the Company. The Board of Directors believes that, in its particular circumstances, a unified Chairman and Chief Executive Officer position provides clarity of leadership and operating efficiencies derived from Mr. Emery’s familiarity with the industry and business. Further, his experience in working closely with the Company’s officers increases the Board’s effectiveness in its role of monitoring the management of the Company. In addition, Mr. Emery’s significant ownership interest in the Company further aligns the Board’s interest with that of the shareholders.

Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board

Periodically, and no less frequently than quarterly, the independent directors meet in executive session. The non-management directors have appointed Edwin B. Morris III as lead director to preside over the non-management executive sessions. During 2011, the non-management directors held four executive sessions. Any interested party may communicate with the non-management directors as a group by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any individual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will regularly forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention.

Committee Membership

The Board of Directors has an Executive Committee, Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee. The committee charters are posted on the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and are available in print to any shareholder who requests a copy.

All committee members are non-employee, independent directors, except David R. Emery, the Chairman of the Board and Chief Executive Officer of the Company. The following table sets forth the current members of the committees:

Name	Executive	Corporate Governance	Audit	Compensation

Errol L. Biggs, Ph.D.		X	X
David R. Emery	(X)
Charles Raymond Fernandez, M.D.				X
Batey M. Gresham, Jr.			X
Edwin B. Morris III				(X)
John Knox Singleton	X			X
Bruce D. Sullivan(1)			(X)
Dan S. Wilford	X	(X)
Roger O. West(1)		X	X

( )	Chairman
(1)	The Board has determined that Mr. Sullivan and Mr. West meet the criteria to be audit committee financial experts.

Committee Duties

Executive Committee	No meetings in 2011

•

Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	Four meetings in 2011

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the independence and performance of individual directors.

Audit Committee	Five meetings in 2011

•	Reviews and implements the Audit Committee charter and reports to the Board.

•

Selects the Company’s independent registered public accounting firm (whose duty it is to audit the financial statements and internal control over financial reporting of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to pre-approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent registered public accounting firm.

•	Meets with the independent registered public accounting firm and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal audit function, and the independent registered public accounting firm.

•	Reviews the financial statements and discusses them with management and the independent registered public accounting firm.

•	Reviews and discusses policies with respect to the Company’s major financial risk exposure.

•

Reviews and discusses with management the information contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, earnings press releases, and financial information provided to analysts and rating agencies.

Compensation Committee	Six meetings in 2011

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.

•

Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “EXECUTIVE COMPENSATION” in this Proxy Statement (the “Named Executive Officers”) and fees paid to directors.

•

Administers the Company’s stock plans, retirement plan and employee stock purchase plan. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Company’s Named Executive Officers and considers potential successors to the Chief Executive Officer.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions by posting such information on its website.

Director Resignation Policy

The Board of Directors adopted a Director Resignation Policy in January 2012. This policy provides that, in an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such resignation, the Corporate Governance Committee will have 45 days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Corporate Governance Committee, the Board must decide within 90 days of certification of the shareholder vote whether or not to accept the resignation. After making its decision, the Board will promptly disclose the decision in a Form 8-K filed with the SEC. The Director Resignation Policy is included in the Company’s Corporate Governance Principles, which are posted on the Company’s website at www.healthcarerealty.com under the “Investor Relations” tab.

Meeting Attendance

The Board of Directors held a total of nine meetings in 2011. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. Two members of the Board attended the 2011 annual meeting of shareholders.

Director Education

The Corporate Governance Committee has adopted a set of education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program during his or her three-year term as director. The Company pays for each director’s expenses incurred to attend director education programs.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s enterprise risk management as part of determining a business strategy designed to provide long-term value to the Company’s shareholders. The Board of Directors oversees and monitors the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, whether capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term shareholder value.

Independence of Directors

The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”), addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found on the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.

Pursuant to the Principles, the Board undertook its annual review of director independence in January 2012. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.

To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence. A director is independent unless:

•

The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•

The director, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•

The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;

•

The director is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles with the exception of David R. Emery.

Director Nominee Evaluation Process

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.

Once the Corporate Governance Committee has identified a prospective nominee, the Committee reviews the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence in accordance with the Principles and as required by the New York Stock Exchange;

•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee has no specific policy regarding director diversity. In connection with this evaluation, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Committee.

Shareholder Recommendation or Nomination of Director Candidates

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.

Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•

A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.

The bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee. To be timely for the 2013 annual meeting, such notice must be received by the Company at its executive offices no earlier than October 31, 2012 nor later than November 30, 2012.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2012, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of January 31, 2012, 77,945,225 shares of the Company’s common stock were outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares Beneficially Owned
David R. Emery	1,048,803	(1)(2)	1.35%
Scott W. Holmes	177,512	(3)	*
John M. Bryant, Jr.	78,530	(4)	*
B. Douglas Whitman, II	47,524	(5)	*
Todd J. Meredith	22,429	(6)	*
Errol L. Biggs, Ph.D.	21,056		*
Charles Raymond Fernandez, M.D.	22,204		*
Batey M. Gresham, Jr.	13,197		*
Edwin B. Morris III	21,333		*
John Knox Singleton	61,301	(7)	*
Bruce D. Sullivan	22,940	(8)	*
Roger O. West	50,424	(9)	*
Dan S. Wilford	25,188	(10)	*

All executive officers, directors and nominees to be director as a group (13 persons)	1,612,441		2.07%

Morgan Stanley(11)	10,380,226		13.30%
The Vanguard Group, Inc.(12)	8,268,246		10.62%
Blackrock, Inc. (13)	7,310,402		9.39%
Invesco Ltd. (14)	4,850,781		6.20%
Vanguard Specialized Funds - Vanguard REIT Index Fund (15)	4,313,302		5.54%

*	Less than 1%
(1)	Includes 166,652 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.
(2)	Includes 838,886 shares of restricted stock.
(3)	Includes 169,273 shares of restricted stock.
(4)	Includes 75,290 shares of restricted stock.
(5)	Includes 44,937 shares of restricted stock.
(6)	Includes 19,483 shares of restricted stock.
(7)	Includes 3,067 shares held in trust by Mr. Singleton for the benefit of his minor children, 15,115 shares owned by Mr. Singleton’s wife, 12,000 shares held by Mr. Singleton in a living trust, and 3,306 shares owned in an IRA.
(8)	Includes 2,376 shares owned by Mr. Sullivan’s wife.
(9)	Includes 41,475 shares held by a family limited partnership, of which Mr. West is the general partner.

(10)	Includes 3,122 shares held in trust.
(11)	Information is based on a Schedule 13G filed on February 8, 2012 by Morgan Stanley, an investment firm, located at 1585 Broadway, New York, New York 10036. Morgan Stanley reported that it possesses the sole power to vote 8,077,774 shares and sole power to dispose of 10,380,226 shares of the Company’s Common Stock.
(12)	Information is based on a Schedule 13G filed on February 8, 2012 by The Vanguard Group, Inc., an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses the sole power to vote 119,457 shares and to dispose of 8,148,789 shares of the Company’s Common Stock.
(13)	Information is based on a Schedule 13G filed on February 9, 2012 by Blackrock, Inc., an investment firm located at 40 East 52nd Street, New York, New York 10022. Blackrock, Inc. reports that it possesses the sole power to vote and dispose of 7,310,402 shares of the Company’s Common Stock.
(14)	Information is based on a Schedule 13G filed on February 13, 2012 by Invesco Ltd., an investment firm located at 1555 Peachtree Street NE, Atlanta, Georgia 30309. These securities are owned by two institutional investors which Invesco Ltd. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. Invesco Ltd. reports that Invesco Advisers, Inc. possesses the sole power to vote 1,607,129 shares, sole dispositive power over 4,738,329 shares, shared voting power over 16,600 shares and shared dispositive power over 11,500 shares. Invesco Ltd. reports that Invesco PowerShares Capital Management possesses the sole power to vote and dispose of 100,952 shares.
(15)	Information is based on a Schedule 13G filed on January 27, 2012 by Vanguard Specialized Funds - Vanguard REIT Index Fund, an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds - Vanguard REIT Index Fund reported that it possesses the sole power to vote 4,313,302 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2011.

During 2011, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2012. Representatives of this firm are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2012. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes as to this proposal will have no effect on the outcome of the vote.

Audit and Non-Audit Fees

The following table details fees for professional audit services rendered by BDO USA, LLP to the Company for the last two years.

	2011	2010
Audit fees(1)	$780,029	$793,528
Audit-related fees(2)	3,013	0
Tax fees	0	0
All other fees	0	0

Total	$783,042	$793,528

(1)	Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $630,228 and $580,917, respectively, for 2011 and 2010, and fees in connection with the Company’s equity and debt offerings in 2011 and 2010 of $149,801 and $212,611, respectively.
(2)	Fees for services performed related to SEC comment letters received by the Company pertaining to its periodic filings.

All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.

For the purpose of ensuring the continued independence of BDO USA, LLP, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

The Board recommends that the shareholders vote FOR ratification of the appointment of

BDO USA, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, and Roger O. West meet the criteria to be “audit committee financial experts.”

The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2011 independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. The Company’s independent registered public accounting firm, or “independent accountant,” is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. Internal audit is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent accountant concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2011 and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent accountants. The Audit Committee discussed with the independent accountants all communications required by the Public Company Accounting Oversight Board (United States).

In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee discussed with internal audit the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO USA, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K and that the Form 10-K be filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Bruce D. Sullivan, CPA (Chairman)

Errol L. Biggs, Ph.D.

Batey M. Gresham, Jr.

Roger O. West

COMPENSATION DISCUSSION AND ANALYSIS

2011 Executive Overview

Summary

Changes to Executive Compensation Policies

In response to feedback received from shareholders and corporate governance advisors, the Company has implemented a number of changes to its executive compensation policies for 2012. The Compensation Committee has adopted stock ownership guidelines applicable to directors and Named Executive Officers. While the Company’s directors and Named Executive Officers already held a significant amount of stock, the Compensation Committee believes that having formal guidelines in place further aligns executive and shareholders’ interests, as discussed in Components of Compensation - Stock Ownership Guidelines. The Company has posted its stock ownership guidelines on its internet website, www.healthcarerealty.com, under the “Investor Relations - Corporate Governance” tab.

The Company has revised the employment agreements of its Named Executive Officers to, among other things, eliminate single trigger change in control payments and excise tax gross-up payments. The amended employment agreements are discussed in greater detail beginning on page 30 of this Proxy Statement.

Discussions with Significant Shareholders

At its annual meeting of shareholders held on May 17, 2011, the Company received a 67% vote in favor of its say-on-pay proposal. In response to the votes cast against the proposal, the Company held discussions with several of its largest shareholders to discuss their voting policies and potential refinements to the overall compensation structure. The Company also reviewed reports of proxy advisory firms concerning the Company’s pay practices. The changes made during 2012 are intended to strengthen the ties between executive compensation and Company performance.

2011 Performance Overview

In December 2011, the Compensation Committee conducted its annual performance review under the Company’s Annual Incentive Program. The Compensation Committee acknowledged many significant accomplishments in the performance period on the part of the Company’s management team, including:

•	the closing of $293.4 million in new real estate investments;

•	the issuance of $400.0 million of 5.75% senior notes dues 2021;

•	the redemption of $289.4 million of the Company’s 8.125% senior notes due 2011;

•	the issuance of $290.2 million in equity; and

•	the renewal of the Company’s unsecured credit facility, which was increased in size from $550.0 million to $700.0 million and priced at 135 basis points lower than the previous facility.

Notwithstanding these accomplishments, the Compensation Committee noted that the Company’s overall performance was negatively affected by broad market conditions and longer than anticipated lease-up periods for development properties brought about by the general economic downturn and physician uncertainty with respect to various health care reform initiatives. In light of the Company’s overall performance, the Compensation Committee decided that no equity awards would be granted to officers in 2011 under the Annual Incentive Program. As a result of the Compensation Committee’s decision, total compensation of the Named Executive Officers, excluding Mr. Meredith who became a Named Executive Officer during 2011, was approximately 34.5% lower, in the aggregate, than total compensation in 2010.

Comprehensive Compensation Policy

The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers, should align their interests with those of the shareholders, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate them to contribute to the Company’s success.

Elements of Pay

The Company’s compensation program for its Named Executive Officers consists of the following three key elements:

•	short-term compensation consisting of annual base salaries that include a mix of cash and restricted stock and potential incentive awards of restricted stock;

•

elective salary deferral, allowing Named Executive Officers to increase their holdings of Company stock, aligning interests with shareholders and subjecting the value of elective restricted stock to market risk and risk of forfeiture; and

•	“at-risk” long-term equity-based compensation in the form of restricted stock subject to long, cliff vesting periods (generally three to eight years).

Pay For Performance

The Annual Incentive Program enables the Company’s officers to earn annual awards of restricted stock based on the Company’s performance, as determined by the Compensation Committee. The Compensation Committee believes that a number of performance criteria factor into the Company’s overall corporate success, including:

•	occupancy of the Company’s real estate properties;

•	net operating income improvement from period to period of the Company’s managed real estate portfolio;

•	asset management; and

•	performance of new investments.

The Company’s incentive compensation program is designed to link compensation to the Company’s overall performance in the above criteria. The Company believes that linking operating metrics to executive compensation provides the best incentive structure for the growth of long-term shareholder value. The Company’s strategy revolves around acquiring, leasing, developing and managing high-quality, medical office and other outpatient facilities. The Company intends to incent its officers to be selective in acquisition and development opportunities and conservative in building a portfolio that will contribute to sustainable growth and long-term returns.

Restricted Stock

Since inception, the Company has used restricted stock grants as the primary means of delivering short-term and long-term incentive compensation to its officers. These grants of restricted stock have generally been subject to cliff vesting periods of three to eight years. The Compensation Committee believes that restricted stock grants with long vesting periods align the interests of officers and shareholders and provide strong incentives to the officers to both grow the value of the stock and to maintain the dividend payment. Prior to vesting, the restricted stock grants are subject to forfeiture, in the event that the officer voluntarily leaves employment or is terminated for cause. As such, the Company’s officers essentially have to earn this equity compensation twice: the first time through their efforts to help the Company meet the initial performance criteria necessary for a grant of restricted stock to be made, which is the short-term component of the program; and the second time by continued service through the at-risk vesting period, which is the long-term component of the program. The Compensation Committee believes that this arrangement fosters a focus on long-term performance by the Company’s officers. Demonstrating further alignment of the interests of the Named Executive Officers with that of the Company’s shareholders, 19.4% of the aggregate total compensation for Named Executive Officers in 2011 was paid in the form of restricted stock having cliff vesting periods of either five or eight years.

Compensation Parity

There are no material differences in the compensation policies and decisions relating to the compensation of the Named Executive Officers, except that Mr. Emery participates in the Company’s Executive Retirement Plan and the other Named Executive Officers do not participate. The Executive Retirement Plan is discussed in greater detail on page 30 of this Proxy Statement. The Executive Retirement Plan was established early in the Company’s existence for the benefit of the founding officers. The Compensation Committee believes that this distinction is appropriate given the founder status of Mr. Emery.

Compensation Methodology

Compensation Committee’s Governance

The Compensation Committee approves salaries and makes other compensation decisions for the Company’s Named Executive Officers and its directors. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.

The Compensation Committee meets at least four times a year in conjunction with the quarterly meetings of the full Board of Directors and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.

Management utilizes comprehensive executive compensation worksheets (commonly referred to as “tally sheets”) that set forth the Company’s total compensation obligations to its Named Executive Officers under various scenarios. The tally sheets for each Named Executive Officer are distributed to the members of the Compensation Committee for discussion and are used in the preparation of the compensation tables in this Proxy Statement. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of the Named Executive Officers, including information about wealth accumulation.

The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any Named Executive Officer. The Compensation Committee annually reviews all of the perquisites paid to the Named Executive Officers, as well as their compliance with the Company’s policies regarding perquisites.

Compensation Risk Assessment

The Compensation Committee believes its overall approach to compensation does not promote excessive risk taking and is not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk taking by the Named Executive Officers:

•

The use of restricted stock, with long vesting periods during which the stock cannot be sold, provides an incentive to the Named Executive Officers to make decisions that contribute to long-term growth of the Company and stability of the dividend.

•	The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company’s compensation plans and policies.

Compensation Consultant

The Compensation Committee retains Ernst & Young LLP (“Ernst & Young”) as its independent compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee’s policy is to meet annually with the compensation consultant to discuss executive compensation trends. The consultant also provides a market survey, usually once each three years, containing data on the levels of compensation at comparable real estate companies. The consultant also attends Compensation Committee meetings periodically. Ernst & Young participated by telephone in one of the Compensation Committee’s six meetings in 2011, during which it provided a review of recent trends and developments in compensation practices within the Company’s industry and in general.

During 2009, the Compensation Committee engaged Ernst & Young to perform a comprehensive market survey of named executive officer compensation. The Compensation Committee has relied on the 2009 comprehensive information provided by Ernst & Young, with updates, in setting Named Executive Officer base compensation for 2010, 2011 and 2012. In connection with this survey, Ernst & Young provided a review of the competitiveness of the compensation amounts currently offered by the Company to its officers and the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and the evolving executive compensation landscape.

In performing its services, Ernst & Young interacted collaboratively with the Compensation Committee and the Company’s Named Executive Officers. It constructed a custom peer group of 17 publicly-traded real estate companies. These companies were believed by management and the Compensation Committee to be comparable to the Company in terms of industry focus, revenue size and/or market value and compete for the same management talent. The 17 companies in the 2009 peer group were:

Alexandria Real Estate Equities, Inc.	LTC Properties, Inc.
BioMed Realty Trust, Inc.	Medical Properties Trust, Inc.
Cogdell Spencer Inc.	National Retail Properties, Inc.
Cousins Properties Incorporated	Nationwide Health Properties, Inc.
First Potomac Realty Trust	Omega Healthcare Investors, Inc.
HCP, Inc.	Parkway Properties, Inc.
Health Care REIT, Inc.	Ventas, Inc.
Highwoods Properties, Inc.	Washington Real Estate Investment Trust
Investors Real Estate Trust

It reviewed each of the peer group companies’ executive compensation programs, practices and amounts, including levels of total direct compensation for the named executive officers of such peer companies and concluded that the Company’s compensation of its Named Executive Officers generally trailed the median compensation levels of the peer group.

Ernst & Young received an aggregate of $42,195 for its compensation consulting services provided to the Compensation Committee in 2011.

Components of Compensation

Annual Base Compensation

Annual base compensation is determined by a market-based formula based upon the total cash compensation paid by comparable companies for similar positions. In 2009, based on the findings of Ernst & Young’s 2009 market survey, the Compensation Committee determined annual base compensation for its Named Executive Officers for 2010 at approximately the median (50th percentile) total cash compensation of comparable positions in the Ernst & Young peer group survey. Annual base compensation for 2011 and 2012 remained relatively constant at 2010 amounts. For the Named Executive Officers other than Mr. Emery, seventy-five percent of the difference between the annual base compensation for 2012 and base compensation for 2009 will be paid in cash and the remaining twenty-five percent of the difference will be paid in the form of a restricted stock grant (i.e., stock granted in lieu of cash salary), referred to as Base Compensation Stock Awards. Base Compensation Stock Awards are amortized over the shorter of the vesting period or the period preceding the date the officer is eligible to retire, which minimizes the impact of compensation increases to the Company in the current periods. For 2012, the base compensation of the Company’s Named Executive Officers, before any elective deferral of cash in the form of restricted stock, has been set as follows:

	2012 Base Compensation
Named Executive Officer	Cash(1)	# of Shares of Restricted Stock(2)	$ Value of Restricted Stock(3)	Total
David R. Emery Chairman of the Board and Chief Executive Officer	$1,393,590	0	$0	$1,393,590

Scott W. Holmes Executive Vice President and Chief Financial Officer	$660,909	543	$10,000	$670,909

John M. Bryant, Jr. Executive Vice President and General Counsel	$601,058	1,551	$28,543	$629,601

B. Douglas Whitman, II Executive Vice President - Corporate Finance	$551,392	1,339	$24,655	$576,047

Todd J. Meredith Executive Vice President - Investments	$551,392	1,339	$24,655	$576,047

(1)	Not adjusted for elective deferrals.
(2)	These shares of restricted stock are subject to a five-year cliff vesting period.
(3)	The share values in this column were calculated based on the average 10-day trailing stock price formula. The amounts that will be attributed to the Named Executive Officers for the 2012 fiscal year will be based on a grant-date fair value in accordance with applicable accounting literature and will vary slightly from the amounts reflected above.

Bonus Policy

The Compensation Committee has not typically awarded cash bonuses to the Named Executive Officers, but may do so at its discretion. In place of cash bonuses, the Named Executive Officers are eligible to receive restricted stock under the Annual Incentive Program upon evaluation of certain performance criteria as determined on an annual basis. See the Annual Incentive Program section beginning on page 21 below for additional details.

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interest of the shareholders to encourage all employees, especially the Named Executive Officers, to increase their equity position in the Company to promote share ownership and further align employee and shareholder interests. In 2011, the Compensation Committee adopted stock ownership guidelines applicable to the Named Executive Officers and directors. Under these guidelines, the Chief Executive Officer should hold common stock with a fair market value equal to five times his current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents should hold common stock with a fair market value equal to three times their current base salary, net of elective deferrals, as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, count towards the ownership requirements for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms. For the current officers and directors, the requirement to be in compliance with the guidelines begins on April 1, 2017. As of January 31, 2012, all of the Company’s non-employee directors met the stock ownership guidelines. As of January 31, 2012, the Named Executive Officers had holdings of Company Common Stock as follows:

Named Executive Officer	Fair market value of stock holdings as multiple of current base salary, net of elective deferrals
David R. Emery	16.0x
Scott W. Holmes	9.5x
John M. Bryant, Jr.	3.2x
B. Douglas Whitman, II	2.0x
Todd J. Meredith	1.0x

Equity Awards

Awards under the Company’s stock ownership plans reflect the Company’s emphasis on managing a mature portfolio by providing incentives to all of its officers who direct their individual and collective efforts toward ensuring the continued successful delivery of dividends to shareholders. The officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock held by shareholders in general. The Compensation Committee also believes that increasing and broadening the officers’ ownership stake in the Company is an effective retention tool. An officer that voluntarily leaves employment from the Company or is terminated for cause forfeits his or her restricted stock awards. As most of the stock holdings of the officers are in the form of restricted stock with long remaining vesting periods, the Compensation Committee believes that a strong incentive exists for the officers to remain at the Company.

The Compensation Committee periodically reviews the Company’s stock plans and retains the authority to make changes to those plans as deemed necessary. The Company’s Officer Incentive Plan, adopted pursuant to the 2007 Incentive Plan, is comprised of two distinct features under which the Company’s officers may be granted restricted shares of stock: the Salary Deferral Plan and the Annual Incentive Program.

At-Risk Component of Base Compensation

There are two ways in which portions of the Named Executive Officers’ base compensation may be subject to the risk of forfeiture. First, a portion of base compensation may be paid in the form of Base Compensation Stock Awards, which as described above, are decided by the Compensation Committee and are involuntary on the part of the Named Executive Officers. Second, under the Salary Deferral Plan, officers may elect to defer up to 40% of their base salary in the form of shares of restricted stock subject to long-term vesting. The number of shares will be increased through a Company match depending on the length of the vesting period selected by the officer. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term. In the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are forfeited, along with the Base Compensation Stock Awards. For some Named Executive Officers, a majority of their restricted stock holdings were acquired through salary deferral purchases. Collectively, the Named Executive Officers in 2011 received 15.2% of their base compensation in the form of restricted stock that was subject to the risk of forfeiture.

Annual Incentive Program

The Annual Incentive Program provides the Compensation Committee a framework for providing performance awards under the 2007 Incentive Plan. This plan provides a short-term incentive to Named Executive Officers by requiring Company performance before a grant of restricted stock is made in addition to the long-term incentive provided by any awards that are granted. All officers, including the Named Executive Officers, can receive restricted shares of stock based upon an analysis of the Company’s performance under a set of Board-defined criteria. The Company designates a non-cash amount on January 1 of each year to a non-book memorandum account for each officer equal to 25% of the officer’s base compensation plus any Company matches for salary deferral and 401(k)

contributions. Restricted stock awards under this plan, if any, are made at the discretion of the Compensation Committee and are based on the available balances in the memorandum account. The officer must then continue to perform services for the Company over the course of a cliff-vesting period ranging from three to eight years in order for the restricted shares to vest. If the Compensation Committee determines that the Company has not sufficiently performed against the measurement criteria, no shares are granted to the employees and the memorandum account balance continues to build up until such performance measures are met, if ever.

No awards were granted in 2011 under the Annual Incentive Program. However, the Named Executive Officers could have received restricted stock awards under the Annual Incentive Program in amounts up to:

Named Executive Officer
David R. Emery	$992,057
John M. Bryant, Jr.	$479,136
Scott W. Holmes	$637,513
B. Douglas Whitman, II	$411,040
Todd J. Meredith	$202,477

Total	$2,722,223

The criteria described below provide a set of guidelines through which the Compensation Committee uses its discretion to review the performance of the Company and the efforts of its officers. The Compensation Committee believes that this system allows for the benefit of taking into account all relevant information, including market forces and other events outside the control of the Company’s officers. Since the Annual Incentive Program was adopted in 2007, the Compensation Committee authorized awards equal to the following percentages of the then available memorandum account balance: 55% in 2008; 20% in 2009; 25% in 2010; and 0% in 2011.

Awards may be granted to each officer at the discretion of the Compensation Committee and are subject to long-term vesting periods and other requirements as the Compensation Committee determines. To determine if awards will be granted, the Company’s current performance is analyzed each twelve-month period ended September 30 and includes an analysis of the following criteria:

•	Portfolio performance, which includes an evaluation of occupancy, net operating income (“NOI”) improvement and asset management;

•	Investment performance, which includes an evaluation of the portfolio suitability, accretive effect and long-term attributes of investments;

•	Cash flow performance, which includes an evaluation of the Company’s FAD and FAD per share, FFO and FFO per share, and cash flow from operations; and

•	Affordability, which includes an evaluation of the effects of the proposed awards on future earnings.

FFO, FAD and NOI are non-GAAP measures used by the Company as supplemental measures of performance because they provide an understanding of the operating performance of the Company’s properties without giving effect to certain non-cash items, primarily depreciation and amortization expense.

•

FFO represents net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains on sales of real estate, plus real estate depreciation and amortization.

•

FAD represents net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains on sales of real estate, plus total non-cash items included in cash flows from operating activities.

•

NOI is used to evaluate the operating performance of the Company’s properties. The Company defines NOI as total revenues, including tenant reimbursements and discontinued operations, less property operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense.

In addition to the Officer Incentive Plan mentioned above, all employees meeting minimum service requirements, including the Company’s officers, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled “EXECUTIVE COMPENSATION” beginning on page 26 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements

Under the terms of the Company’s compensation plans and its employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a termination in connection with a change-in-control of the Company. The specific terms of these arrangements are discussed under the heading “Termination and Change in Control Arrangements with Named Executive Officers” under the section entitled “POST-EMPLOYMENT COMPENSATION” in this Proxy Statement beginning on page 30. In the case of the employment agreements, the terms of these arrangements were agreed to after arms-length negotiations with each Named Executive Officer. The Compensation Committee believes that these arrangements, as amended in 2012, are appropriate under the Company’s current circumstances.

Perquisites

The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites generally include:

Supplemental life and disability insurance. The Company offers to its Named Executive Officers supplemental term life insurance and supplemental disability insurance at the Company’s expense.

Use of the Company’s aircraft for personal travel. The Compensation Committee believes that allowing the Company’s Named Executive Officers to use the Company’s aircraft for personal travel provides the officers with significant convenience, safety, and security at a relatively low incremental cost to the Company.

If a Named Executive Officer receives benefits that would otherwise be considered perquisites in excess of 10% of annual base compensation (generally calculated based on the associated tax value), he is required to reimburse the Company the amount of such excess.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Restricted stock issued under the 2007 Incentive Plan, and its predecessor plans, and associated dividends do not qualify as performance-based compensation under Section 162(m) and therefore this compensation is subject to the deduction limit. Consequently, compensation expense in the amount of $1,376,269 in 2011 was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Retirement Benefits

The Company has an Executive Retirement Plan under which certain officers designated by the Compensation Committee may receive a specified percentage of the officer’s final average earnings. See the section entitled “POST-EMPLOYMENT COMPENSATION - Retirement Plan Potential Annual Payments and Benefits” beginning on page 30 of this Proxy Statement for details of the Executive Retirement Plan. The Company’s Chief Executive Officer is the only Named Executive Officer participating in this plan. The maximum annual benefit payable to a single participant under the Executive Retirement Plan is $896,000, before periodic cost-of-living increases.

All Named Executive Officers are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($17,000 for 2012). All eligible participants over the age of 50 may also contribute an additional $5,500 per year to the plan. The Company provides a matching contribution for the first three percent of base salary contributed to the plan, up to an annual maximum of $2,800 per employee.

Compensation of Non-Employee Directors

Compensation of non-employee directors is set by the Compensation Committee, based upon periodic peer reviews prepared by the Company.

Cash Compensation. Each non-employee director receives an annual retainer and meeting fees, with chairpersons of Committees and the lead director receiving additional annual retainers. See the section entitled “DIRECTOR COMPENSATION” beginning on page 35 of this Proxy Statement for a complete discussion of the cash compensation paid to non-employee directors.

Stock Awards. The Company awards non-employee directors an annual grant of restricted shares of Company Common Stock. On May 17, 2011, each non-employee director received shares with a market value on the date of grant of $73,124. See the section entitled “DIRECTOR COMPENSATION” beginning on page 35 of this Proxy Statement for a complete discussion of the terms of the restricted shares granted to non-employee directors.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Company management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Edwin B. Morris III (Chairman)

Charles Raymond Fernandez, M.D.

John Knox Singleton

EXECUTIVE COMPENSATION

The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for the three years ending December 31, 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

David R. Emery Chairman of the Board and Chief Executive Officer	2011	$1,385,093	$—	$—	$145,102	$1,530,195
	2010	$1,359,600	$208,120	$1,523,899	$137,315	$3,228,934
	2009	$959,711	$258,312	$684,077	$100,922	$2,003,022

Scott W. Holmes Executive Vice President and Chief Financial Officer	2011	$392,927	$543,271	n/a	$29,364	$965,562
	2010	$378,082	$696,764	n/a	$36,867	$1,111,713
	2009	$328,221	$624,769	n/a	$18,472	$971,462

John M. Bryant, Jr. Executive Vice President and General Counsel	2011	$515,264	$147,085	n/a	$—	$662,349
	2010	$463,383	$320,650	n/a	$12,753	$796,786
	2009	$411,521	$219,128	n/a	$—	$630,649

B. Douglas Whitman, II Executive Vice President - Corporate Finance	2011	$497,832	$103,578	n/a	$52,925	$654,335
	2010	$489,237	$169,604	n/a	$19,925	$678,766
	2009	$409,873	$115,289	n/a	$—	$525,162

Todd J. Meredith Executive Vice President - Investments	2011	$479,966	$50,910	n/a	$16,731	$547,607

(1)	Salary is net of employee elective deferrals and mandatory Base Compensation Stock Awards shown in Note 2 below.
(2)	Represents the grant date fair value of restricted shares of Common Stock received pursuant to the 2007 Incentive Plan which are described in the Grants of Plan-Based Awards section below. The shares will fully vest if the Named Executive Officers remain employees of the Company for the full vesting period or they are terminated for any reason other than for cause or in the event of voluntary termination of employment. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2011 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2007 Incentive Plan:

		Salary Deferral Plan
Name	Year	Employee Elective Deferral Amount	Company Matching Amount(a)	Annual Incentive Program	Base Compensation Stock Award	Total Stock Awards

David R. Emery	2011	$0	$0	$0	$0	$0
	2010	$0	$0	$208,120	$0	$208,120
	2009	$0	$0	$119,991	$138,321	$258,312

Scott W. Holmes	2011	$261,367	$261,345	$0	$20,559	$543,271
	2010	$246,951	$246,951	$173,247	$29,615	$696,764
	2009	$218,814	$218,806	$119,151	$67,998	$624,769

John M. Bryant, Jr.	2011	$58,899	$29,460	$0	$58,726	$147,085
	2010	$80,589	$40,295	$115,192	$84,574	$320,650
	2009	$45,725	$45,706	$69,514	$58,183	$219,128

B. Douglas Whitman, II	2011	$26,443	$26,421	$0	$50,714	$103,578
	2010	$0	$0	$96,554	$73,050	$169,604
	2009	$0	$0	$60,581	$54,708	$115,289

Todd J. Meredith	2011	$0	$0	$0	$50,910	$50,910

(a)	Determined based on the restriction multiples described on page 28 of this Proxy Statement.

(3)	In December 2008, the Company froze the maximum annual benefits payable to a single participant under the Executive Retirement Plan at $896,000, plus periodic cost-of-living adjustments. Amounts in this column represent the increase in the present value of projected future pension plan benefit payments to Mr. Emery due to the increase in value attributable to interest, offset partially in 2009 due to the partial settlement payment of $2.3 million in 2009. Mr. Emery has not retired and it is uncertain when he will begin receiving benefits under the Executive Retirement Plan. As the amounts in this column are based on actuarial projections, actual amounts paid in the future under this plan could differ.
(4)	Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below illustrates amounts included in “All Other Compensation.”

Name	Year	Personal Use of Company Airplane(a)	Additional Life/ Disability Insurance(b)	De Minimis Items(c)	Total All Other Compensation

David R. Emery	2011	$127,997	$14,740	$2,365	$145,102
	2010	$120,340	$14,740	$2,235	$137,315
	2009	$82,762	$14,740	$3,420	$100,922

Scott W. Holmes	2011	$6,679	$19,885	$2,800	$29,364
	2010	$17,061	$19,806	$—	$36,867
	2009	$18,472	$—	$—	$18,472

John M. Bryant, Jr.	2011	$—	$—	$—	$—
	2010	$8,074	$1,879	$2,800	$12,753
	2009	$—	—	$—	$—

B. Douglas Whitman, II	2011	$50,125	$—	$2,800	$52,925
	2010	$17,125	$—	$2,800	$19,925
	2009	$—	$—	$—	$—

Todd J. Meredith	2011	$13,931	$—	$2,800	$16,731

(a)	Represents the total flight hours attributed to the Named Executive Officer’s personal use of the Company’s airplane, multiplied by the Company’s incremental cost rates for 2011, 2010 and 2009 of $2,295/hour, $2,125/hour and $2,083/hour, respectively.
(b)	Represents life and disability insurance policies paid on behalf of the Named Executive Officer.
(c)	Represents other benefit payments, such as amounts paid on behalf of the Named Executive Officer for tax preparation services and employer matching contributions on behalf of the Named Executive Officer pursuant to the Company’s 401(k) plan.

Grants of Plan-Based Awards

All of the Company’s officers, including the Named Executive Officers, are eligible to receive performance-based compensation under the 2007 Incentive Plan, under which shares of Common Stock may be granted. The Officer Incentive Plan, adopted pursuant to the 2007 Incentive Plan, is comprised of two distinct programs, the Salary Deferral Plan and the Annual Incentive Program, both of which are discussed on pages 21 and 22 of this Proxy Statement. In addition, the Named Executive Officers may receive Base Compensation Stock Awards.

The following table supplements the Summary Compensation Table by providing more detailed disclosure of equity compensation received by the Named Executive Officers during 2011.

Name	Grant Date	Number of Shares of Stock or Units (#) (1)	Full Grant Date Fair Value of Award

David R. Emery	n/a	n/a	n/a

Scott W. Holmes	1/3/11	24,077	$522,712
	1/3/11	947	$20,559

John M. Bryant, Jr.	1/3/11	4,070	$88,359
	1/3/11	2,705	$58,726

B. Douglas Whitman, II	1/3/11	2,435	$52,864
	1/3/11	2,336	$50,714

Todd J. Meredith	1/3/11	2,345	$50,910

(1)	The table below shows the number of restricted shares of Common Stock issued to the Named Executive Officers in 2011 pursuant to the 2007 Incentive Plan.

	Salary Deferral Plan
Name	Employee Elective Deferral Shares	Company Matching Shares(a)	Annual Incentive Program	Base Compensation Stock Award	Total Stock Awards

David R. Emery	—	—	—	—	—
Scott W. Holmes	12,039	12,038	—	947	25,024
John M. Bryant, Jr.	2,713	1,357	—	2,705	6,775
B. Douglas Whitman, II	1,218	1,217	—	2,336	4,771
Todd J. Meredith	—	—	—	2,345	2,345

(a)	Determined based on the duration of the restricted period selected by the officer and in accordance with the restriction multiples described below.

Pursuant to the Salary Deferral Plan, officers may elect to defer up to 40% of their base salary in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple

3 years	1.3
5 years	1.5
8 years	2.0

By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2011.

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David R. Emery	838,886	$15,594,891

Scott W. Holmes	144,904	$2,693,765

John M. Bryant, Jr.	67,279	$1,250,717

B. Douglas Whitman, II	38,022	$706,829

Todd J. Meredith	9,154	$170,173

(1)	Vesting dates generally range from 2012 to 2019.
(2)	Based on the closing price per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2011 of $18.59.

Stock Vested in 2011

In 2011, Mr. Bryant had 523 shares of restricted stock vest, Mr. Holmes had 612 shares of restricted stock vest, and Mr. Meredith had 2,946 shares of restricted stock vest.

POST-EMPLOYMENT COMPENSATION

Retirement Plan Potential Annual Payments and Benefits

The Company has an Executive Retirement Plan in which Mr. Emery has been designated to participate. The Executive Retirement Plan is an unfunded, defined benefit plan in that the amount of a retiree’s pension is calculated using compensation and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.

Under the Executive Retirement Plan, an officer designated to participate by the Compensation Committee may receive upon normal retirement (defined to be when the officer reaches age 65 and has completed five years of service with the Company) an amount equal to 60% of the officer’s Final Average Annual Compensation, as defined below, plus 6% of Final Average Annual Compensation for each year of service (but not more than five years) after age 60, subject to a maximum annual amount of $896,000, before periodic cost-of-living increases. Plan benefits are reduced by certain other retirement benefits received by the officer, such as Social Security and the Company’s contributions to the participant’s 401(k) plan. “Final Average Annual Compensation,” calculated as the average of the officer’s highest three, not necessarily consecutive, years’ earnings, is based upon annual cash compensation, including deferrals (but not including incentive-based stock awards or cash bonuses for officers whose annual salary exceeds $200,000).

The annual pension benefits are to be paid in either a lump sum payment or monthly installments over a period not to exceed the greater of the life of the retired officer or his or her surviving spouse. Mr. Emery has agreed to receive, upon his retirement, benefits under the Executive Retirement Plan in monthly installment payments, rather than in a lump sum.

The following table discloses the material terms and estimated benefits payable to Mr. Emery under the Company’s Executive Retirement Plan which is discussed in more detail in Note 11 to the Consolidated Financial Statements contained in the Company’s 2011 Annual Report on Form 10-K:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David R. Emery	Executive Retirement Plan	19	$13,521,933	$0

401(k) Plan

All eligible employees may participate and receive post-employment compensation under a 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($17,000 for 2012). Additionally, participants in the 401(k) plan receive matching contributions from the Company of up to 3% of their salary, to an annual maximum of $2,800. Where applicable, the matching contributions are included in the All Other Compensation column of the Summary Compensation Table.

Termination and Change in Control Arrangements with Named Executive Officers

David R. Emery

On February 21, 2012, the Company entered into an amended and restated employment agreement with Mr. Emery, pursuant to which Mr. Emery serves as Chairman of the Board and Chief Executive Officer of the Company. The agreement has a one-year term that is automatically extended on December 31 of each year for an additional year. If Mr. Emery’s employment is terminated for any reason other than for cause (including a constructive termination), he is entitled to receive his accrued unpaid salary, earned bonus, full vesting of all restricted stock awards, vested deferred compensation and other benefits accrued through the date of termination. In addition, Mr. Emery will receive as severance compensation an amount equal to three times (3x) his annual base salary plus an amount equal to two times (2x) his average annual cash bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, and Mr. Emery’s employment is terminated within one year following the change-in-control for any reason other than for cause (or constructive termination) he will receive the payments described above provided that the severance compensation would be (a) three times (3x) his annual base salary plus (b) three times (3x) his average annual bonus during the two years immediately preceding his termination, and paid in the form of a lump sum. For purposes of computing the amount due under the immediately preceding subparagraph (b), the average annual cash bonus earned by Mr. Emery in the two years immediately preceding the date of termination shall not be less than 0.6667 times his annual base salary at the time of termination. If the payments due to the change-in-control result in an excise tax to Mr. Emery, under Section 4999 of the Internal Revenue Code, all change-in-control payments to him may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event that Mr. Emery’s net after-tax benefits are greater after considering the effect of the excise tax.

The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include acts of dishonesty on Mr. Emery’s part constituting a felony which has resulted in material injury to the Company and which is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Mr. Emery’s agreement may be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Other Executive Officers

The employment agreements of the Company’s other executive officers that were Named Executive Officers in 2011: (Scott W. Holmes, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; B. Douglas Whitman, II, Executive Vice President - Corporate Finance; and Todd J. Meredith, Executive Vice President - Investments) were also amended and restated on February 21, 2012. These agreements each have a one-year term that is automatically extended on January 1 of each year for an additional year. If employment is terminated for any reason other than for cause (or constructive termination), the officer is entitled to receive his unpaid salary, earned bonus, full vesting of his restricted stock awards, vested deferred compensation and other benefits through the date of termination. In addition, the officer will receive as severance compensation one and one-half times (1.5x) his annual base salary following the date of termination plus an amount equal to two times (2x) his average annual bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs and the officer’s employment is terminated for any reason other than for cause (or a constructive termination), he will receive the payments described above provided that the severance compensation would be an amount equal to three times (3x) the officer’s annual base salary, rather than one and one-half times, plus an amount equal to two times (2x) his average annual bonus during the two years immediately preceding his termination, and paid in the form of a lump sum. If the payments due to the change-in-control result in an excise tax to the officer, under Section 4999 of the Internal Revenue Code, all change-in-control payments to the officer may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event the officer’s net after-tax benefits are greater after considering the effect of the excise tax.

The Company may terminate the officer’s agreement for “cause,” which is defined to include material,

substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or the officer’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of the officer’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Each agreement may be terminated if the officer dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the officer’s death or disability, the officer (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the officer becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify each of the officers for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

The tables below illustrate the compensation that would have been received by each of the Named Executive Officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2011, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met.

David R. Emery Chairman of Board and Chief Executive Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$0	$4,155,278	$6,925,601	$0	$0
Retirement Plan Benefits(2)	$0	$13,521,933	$13,521,933	$13,521,933	$13,521,933
Accelerated Vesting of Restricted Stock(3)	$0	$15,594,891	$15,594,891	$15,594,891	$15,594,891

Total Value of Payments	$0	$33,272,102	$36,042,425	$29,116,824	$29,116,824

Scott W. Holmes Executive Vice President and Chief Financial Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$0	$1,001,249	$2,002,498	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$2,693,765	$2,693,765	$2,693,765	$2,693,765

Total Value of Payments	$0	$3,695,014	$4,696,263	$2,693,765	$2,693,765

John M. Bryant, Jr. Executive Vice President and General Counsel	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$0	$946,861	$1,893,722	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$1,250,717	$1,250,717	$1,250,717	$1,250,717

Total Value of Payments	$0	$2,197,578	$3,144,439	$1,250,717	$1,250,717

B. Douglas Whitman, II Executive Vice President – Corporate Finance	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$0	$861,361	$1,722,722	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$706,829	$706,829	$706,829	$706,829

Total Value of Payments	$0	$1,568,190	$2,429,551	$706,829	$706,829

Todd J. Meredith Executive Vice President – Investments	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$0	$796,313	$1,592,627	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$170,173	$170,173	$170,173	$170,173

Total Value of Payments	$0	$966,486	$1,762,800	$170,173	$170,173

(1)	Represents the base annual salary at December 31, 2011, payable in equal semi-monthly installments over a period of not less than eighteen months and not longer than sixty months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.
(2)	In accordance with the Executive Retirement Plan, this amount reflects the present value at December 31, 2011 of potential future annual benefit payments.
(3)	Based upon the closing price of a share of Company’s Common Stock on the New York Stock Exchange on December 31, 2011 of $18.59. While Mr. Emery is currently eligible to retire, his restricted stock award agreement provides that his restricted stock would be forfeited if he retired prior to December 31, 2014.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 16, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our shareholders, link executive compensation to the Company’s overall performance and attract and retain our Named Executive Officers.

The Company believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.

The Company is asking its shareholders to indicate their support for the Named Executive Officer compensation described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Company asks its shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders.

Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Company will carefully review the results of the vote. The Compensation Committee will also carefully consider shareholders’ concerns when designing future executive compensation programs.

The Board recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for their services as directors. David R. Emery is the only employee director on the Company’s Board. For 2012, each non-employee director will receive the following compensation from the Company:

•

An annual retainer of $24,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $15,000, $10,000 and $9,000, respectively, and the lead independent director receives an additional annual retainer of $20,000);

•	A meeting fee of $1,500 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and

•	An annual grant of restricted shares of Company Common Stock with a market value of $76,000 on the grant date, which is generally the date of the annual meeting of shareholders.

Stock Awards

Each non-employee director receives an automatic grant of restricted shares of the Company’s Common Stock at the conclusion of each annual meeting which are generally restricted for three years from the date of grant, though directors may elect to extend the vesting period beyond three years. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. From the formation of the Company through January 31, 2012, the current non-employee directors received an aggregate of 138,537 restricted shares, of which 94,894 shares remain restricted.

Director Compensation Table

The following table sets forth the 2011 compensation for non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards	Total

Batey M. Gresham, Jr.	$35,000	$73,124	$108,124
Dan S. Wilford(1)	$40,000	$73,124	$113,124
Charles Raymond Fernandez, M.D.	$34,000	$73,124	$107,124
Errol L. Biggs, Ph.D.	$39,000	$73,124	$112,124
Bruce D. Sullivan(1)	$45,000	$73,124	$118,124
Edwin B. Morris III(1)	$42,000	$73,124	$115,124
John Knox Singleton	$34,000	$73,124	$107,124
Roger O. West	$30,000	$73,124	$103,124

(1)	Includes fees associated with chairing a Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.

Under this policy, no transaction between the Company and an officer, director or five percent shareholder (including any immediate family member or controlled entity) shall be allowed unless:

•

the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.

No such approval is necessary for:

•	transactions available to all employees generally; or

•	transactions involving less than $5,000 when aggregated with all similar transactions.

The Board of Directors has determined that the Corporate Governance Committee of the Board is best suited to review and approve related party transactions. Accordingly, at each calendar year’s first regularly scheduled Corporate Governance Committee meeting, management shall report any related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Corporate Governance Committee shall approve or disapprove such transactions and, at each subsequently scheduled meeting, management shall update the Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.

The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a related party, such opportunity shall be presented to the Corporate Governance Committee for consideration.

All related party transactions shall be disclosed to the full Board of Directors. Related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any related party transactions that occurred in 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the following directors served on the Compensation Committee of the Board of Directors: Edwin B. Morris III (chairman); Charles Raymond Fernandez, M.D.; and John Knox Singleton. There are no interlocks among the members of the Compensation Committee.

GENERAL INFORMATION

Electronic Access to Proxy Statement and Annual Report

The Company has elected to provide its Proxy Statement and Annual Report over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report on the Internet at www.proxyease.com/healthcarerealty/2012 or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.

Shareholder Proposals for 2013 Annual Meeting

Shareholder proposals intended to be presented at the 2013 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West

End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than October 31, 2012 nor later than November 30, 2012, in order to be included in the Proxy Statement and proxy for that meeting. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on November 30, 2012.

Counting of Votes

All matters specified in this Proxy Statement will be voted on at the annual meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

The inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality or of “votes cast.”

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company expects to pay Alliance Advisors a fee of $12,650 and reimburse it for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

A copy of the Company’s Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at this meeting.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 30, 2012

HEALTHCARE REALTY TRUST INCORPORATED

COMMON STOCK PROXY

HEALTHCARE REALTY TRUST INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2012: The Proxy Statement and the Company’s 2012 Annual Report to Shareholders are available at www.proxyease.com/healthcarerealty/2012.

The undersigned hereby appoints Andrew E. Loope and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 15, 2012, at 10:00 a.m. (local time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below; (b) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries; (c) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; and (d) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange (“NYSE”), if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (a), (c), and (d), in each case resulting in a broker non-vote.

1. Election of Class 1 Directors:

	For	Withhold		For	Withhold		For	Withhold

01- Errol L. Biggs, Ph.D.	☐	☐	02- Charles Raymond Fernandez, M.D.	☐	☐	03- Bruce D. Sullivan, CPA	☐	☐

(Continued and to be dated and signed on reverse side)

2. Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To approve the following resolution:

RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.